PRESS RELEASE
                                  -------------

PATAPSCO BANCORP, INC.
For further information contact Joseph J. Bouffard, President 410-285-9327

                        PATAPSCO BANCORP, INC. ANNOUNCES
                      9% INCREASE IN ANNUAL EARNINGS AND A
                    17% INCREASE IN EARNINGS FOR THE QUARTER


     Baltimore, Md. July 30, 2004 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces its unaudited earnings of $1,469,000 or $.77 diluted earnings per share for its fiscal year ending June 30, 2004 as compared to audited net income of $1,345,000 or $.72 diluted earnings per share for the prior year. This represents a $124,000 or 9.2% increase in net income and a 6.9% increase in diluted earnings per share.
     For the quarter ended June 30, 2004 the Company earned $409,000 or $.21 diluted earnings per share as compared to $350,000 or $.19 diluted earnings per share for the prior year comparable period. Patapsco's net income increased by $59,000 or 16.9% over the comparable quarter in the prior year and diluted earnings per share increased by 10.5%.
     The diluted earning per share reflect the Company's recently announced 3 for 1 stock split payable on August 30, 2004 to shareholders of record on August 2, 2004.
     For the year, assets increased $52.8 million to $210.6 million reflecting the Company's acquisition of Parkville Federal Savings Bank in April 2004.
     In regards to credit quality at the Company's principal subsidiary, The Patapsco Bank, non-performing assets were 0.24% of total assets at year-end compared to .20% the previous year.
     As of June 30, 2004, Patapsco Bancorp, Inc. reported total stockholders' equity of $16.4 million, an increase of $.475 million for the year. The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville and Carney, Maryland and Parkville Federal Savings Bank's offices located in Parkville, Glen Arm and Hampden.
     Attached hereto is a summary of the unaudited financial highlights for the periods.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

-----------------------------------------------------------------------------------------------------------------------------------

                                                                For the Year Ended                   For the Three Months Ended
                                                                      June 30                                  June 30
                                                          --------------------------------         --------------------------------
(Dollars in thousands, except per share data)  (1)           2004 (2)          2003                   2004 (2)          2003
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS:
Interest income                                             $10,519         $10,764                   $2,938          $2,705
Interest expense                                              3,726           3,992                      981             939
                                                            -------         -------                   ------          ------
Net interest income                                           6,793           6,772                    1,957           1,766
Provision for loan losses                                        42             531                        0             156
                                                            -------         -------                   ------          ------
Net interest income after provision                           6,751           6,241                    1,957           1,610
   for loan losses
Gain on sale of loans                                            13              14                        0               3
Gain on sale of investments                                      99             138                        0              20
Other noninterest income                                        467             415                      150             111
Noninterest expense                                           5,009           4,676                    1,465           1,188
Provision for income taxes                                      852             787                      233             206
                                                            -------         -------                   ------          ------
Net income                                                  $ 1,469         $ 1,345                   $  409          $  350
                                                            =======         =======                   ======          ======

Net income per share, diluted                                 $0.77           $0.72                    $0.21           $0.19
Net income per share, basic                                   $0.92           $0.84                    $0.26           $0.22

PER SHARE DATA: (End of Period)
Book Value per Common Share                                  $10.01           $9.75
Tangible Book Value per Common Share                          $7.49           $7.90
Common Stock Price at June 30 (3)                            $13.47           $9.30
Stock Price as a percentage of tangible book value           179.80%         117.78%

PERFORMANCE RATIOS:
Return on average assets                                       0.84%           0.86%
Return on average equity                                       9.11%           8.77%
Net interest margin                                            4.06%           4.52%
Net interest spread                                            3.93%           4.19%

                                                           At              At
                                                     --------------------------------
                                                         June 30         June 30
                                                        2004 (2)          2003
                                                     --------------------------------
BALANCES
Net  Loans                                              $151,412        $113,252
Total Assets                                            $210,616        $157,805
Deposits                                                $168,132        $119,655
Borrowings                                               $22,900         $20,174
Stockholder's Equity                                     $16,380         $15,905

CAPITAL  & CREDIT QUALITY RATIOS
Stockholder's equity to total assets                       7.78%          10.08%
Allowance for loan losses to total loans                   0.61%           1.00%
Nonperforming assets to total assets                       0.24%           0.20%

----------------------
(1) Per share amounts have been adjusted for stock dividends and the 3 for 1 stock split announced on June 17, 2004.
(2)  June 2004 figures are unaudited.
(3)  Adjusted for stock dividends and the above mentioned stock split.